Exhibit 23-1
INDEPENDENT AUDITORS’ CONSENT
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of (1) our report dated August 14, 2009 (January 29, 2010 as to the effects of the pharmaceuticals business divestiture described in Note 12, the segment changes described in Note 11, and the adoption of new accounting guidance for noncontrolling interests described in Note 1), relating to the consolidated financial statements of The Procter & Gamble Company and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of new accounting guidance on the accounting for uncertainty in income taxes, effective July 1, 2007) appearing in the Current Report on Form 8-K of The Procter & Gamble Company and subsidiaries dated January 29, 2010 and (2) our report dated August 14, 2009 relating to the effectiveness of The Procter & Gamble Company and subsidiaries’ internal control over financial reporting incorporated by reference in the Annual Report on Form 10-K of The Procter & Gamble Company and subsidiaries for the year ended June 30, 2009.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Cincinnati, Ohio
February 1, 2010